Exhibit 99.1

Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505

t +1-203-968-3000

Xerox Names Kathryn Mikells Chief Financial Officer

NORWALK, Conn., March 28, 2013 – Xerox (NYSE: XRX) announced today the appointment of Kathryn Mikells as chief financial officer and an executive vice president of the corporation.

Mikells is currently CFO of The ADT Corporation, a position she assumed in April 2012 following financial leadership roles at Nalco and UAL Corporation. She joins Xerox on May 2.

“Kathy brings to Xerox extensive experience in financial management coupled with broad global business acumen in both services and technology,” said Ursula Burns, Xerox chairman and chief executive officer. “Her demonstrated success in transforming complex business models complements the strengths of Xerox’s management team and will help us further advance our services-led growth initiatives.”

As CFO of The ADT Corporation, Mikells helped guide ADT’s successful transition into an independent publicly-traded company following its separation from Tyco. Prior to joining ADT, Mikells was chief financial officer of Nalco, a global provider of water treatment and energy technologies. She joined Nalco in 2010 from UAL Corporation, the parent company of United Airlines, where she served as executive vice president and chief financial officer. During her 16 years with UAL, Mikells held a variety of senior leadership roles, including head of investor relations, vice president of financial planning and analysis, and treasurer. Before joining UAL, Mikells spent six years in the financial services industry at GE Capital, Household International and CIBC.

“With more than half of Xerox’s revenue now coming from services, the company’s global growth opportunities are as impressive as its well-respected brand and innovation,” said Mikells. “Xerox is well down its strategic path toward building sustainable value for all its stakeholders. It’s a privilege to be part of such a reputable enterprise and to have the opportunity to contribute to Xerox’s future success.”

Mikells, 47, serves on the board of directors for The Hartford Financial Services Group, Inc. She holds a Bachelor of Science degree from the University of Illinois and an M.B.A. from the University of Chicago Booth School of Business.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

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Media Contact:

Karen Arena, Xerox, +1-203-849-5521, karen.arena@xerox.com

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